Exhibit 99.1

CONTACT: David Miller (business media) 408.563.9582 Betty Newboe (technical media) 408.563.0647 Randy Bane (financial) 408.986.7916

Applied Materials Announces Accelerated Stock Buyback and

New $5 Billion Stock Repurchase Program

Reduces Outstanding Shares by 10% in 4th Quarter

SANTA CLARA, Calif., September 18, 2006 – Applied Materials, Inc. announced today the repurchase of 145 million shares of its common stock for approximately $2.5 billion cash under an accelerated stock buyback program. This stock buyback, combined with repurchases of nearly 9 million shares previously made during the current fiscal quarter, has resulted in a 10% reduction of the Company’s common stock outstanding at the end of its third fiscal quarter.

In addition, Applied’s Board of Directors approved a new stock repurchase program authorizing up to $5.0 billion in ongoing repurchases of stock over the next three years. With the accelerated stock buyback announced today, Applied has repurchased over $5.8 billion of its common stock during its 2005 and 2006 fiscal years, or nearly 340 million shares, representing 20% of its common stock outstanding at the beginning of fiscal 2005.

“Applied Materials has delivered increased value to our stockholders through growth of revenue and earnings, as well as our stock repurchase program and payment of quarterly dividends,” said Mike Splinter, president and CEO. “We believe the long-term outlook for Applied Materials is excellent and we are confident in our strategy. Our strong balance sheet and significant cash flows enable us to invest in our future business, pursue strategic opportunities, repurchase shares and pay quarterly dividends.”

Applied executed its accelerated stock buyback with Goldman, Sachs & Co. Under the agreement, Applied’s initial purchase price is subject to adjustment based on the volume-weighted average price of Applied common stock over an expected four-month period. Applied may elect to settle the price adjustment in shares or in cash.

This press release contains forward-looking statements, including those relating to Applied Materials’ long-term outlook, cash generation, cash deployment strategies, future business and strategic opportunities, and the execution of the accelerated stock buyback program. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including without limitation: the sustainability of demand in the nanomanufacturing technology industry and broadening of demand for emerging applications such as solar, which are subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products, and geopolitical uncertainties; customers’ capacity requirements, including capacity utilizing the latest technology; the timing, rate, amount and sustainability of capital spending for new technology; the Company’s ability to develop, deliver and support a broad range of products and to expand its markets and develop new markets; the extent of any adjustment to the initial price paid for shares in the accelerated buyback; the Company’s ability to timely align its cost structure with business conditions and manage its resources and production capability; and other risks described in Applied’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of September 18, 2006 and Applied undertakes no obligation to update any such statements.

Applied Materials, Inc. is the global leader in Nanomanufacturing Technology™ solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com

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